Exhibit 99.1
Dear Colleagues:
As the summer winds down and the official beginning of our new company approaches, I write to update everyone on the progress we have made on integration plans.
First I thank all of you who have and continue to work tirelessly and professionally to bring our two companies together —on integration planning, raising the financing, meeting the legal requirements, and on the many, many other tasks that have been added to your normal workload.
Second, I thank all of you who have continued to focus on running our two businesses. As I continue to monitor weekly sales and other key metrics for the Valeant businesses, I see continued strong performance. Peggy and Gilbert have indicated to me that they are seeing similar strong performance at Biovail. And hats off to Sue Hall and the Potiga (retigabine/ezogabine) team for shepherding this potentially very important medicine through the regulatory process. Unlike most other integrations I have observed, I am pleased to report that the new Valeant is not losing momentum. And on behalf of both of our Boards and shareholders, I salute all of you for these accomplishments.
In terms of integration planning, we are largely finished. The new strategy is agreed, the organizational design is largely done, and the synergy targets, both in terms of dollars and timing, have been significantly exceeded. Over $300 million of cost synergies have been identified and we expect to realize well north of $200 million in 2011. The rest will be captured in 2012. As suggested in my earlier communication, we are planning to reduce headcount by approximately 25% across the U.S. and Canadian business of the combined company. In addition, our combined cash tax rate by the end of 2012 is expected to be approximately 15%.
The primary purpose of this memo is to communicate the new strategy, discuss our organizational model, and outline decisions that have been reached. This includes the timing of specific communications of individual roles in the new company and programs we have put in place for colleagues who will not be continuing with us on the next phase of our journey. It is a bittersweet moment in the history of both our companies, but I am confident that all of you will take pride in the way the new Valeant will be treating all of our employees during this transition period.
So let me first touch on: (1) New Valeant strategy and operating philosophy, (2) organizational design and philosophy and finally (3) decisions made and timing.
1. New Valeant Strategy and Operating Philosophy
Our vision for new Valeant is to become the leading specialty pharmaceutical company in the world. We will measure our success through our returns to our shareholders and our overall market capitalization. We will have a balanced and diversified portfolio of businesses: in terms of types of products — branded pharmaceuticals, over the counter medications, branded generics, and unbranded generics; therapeutic areas — dermatology, neurology, and ophthalmology; and geographies - U.S., Canada, Central Europe, Latin America, Australia and New Zealand. We will measure ourselves in terms of overall growth, organic growth, cash earnings, and cash flow from operations. Our portfolio will evolve over time. All of our assets are for sale if they are worth more to others than they are to our shareholders. However, if our operating units continue to meet their financial objectives, our bias will be to keep them. Over time, I would expect us to both enter and exit geographies, therapeutic areas, and potentially even product forms. We will continue to seek out high growth, high profit markets where we can bring a unique competitive advantage, and exit markets where growth and profitability is no longer attractive. Again, we will measure our success through shareholder returns and market capitalization, not revenues, assets, or other measures.
In terms of innovation, we will continue to invest in a leveraged R&D portfolio (leveraged means we will seek partners for any of our high spend development efforts), but our spend in R&D will be substantially less than our peers. Internal R&D has not proven to be a good return for most pharmaceutical companies over the last decade, and I don’t think we are smarter, better or luckier than others in the industry. To the extent that we have a unique capability such as our Dow formulation expertise, we will continue in-house development. Our primary source of innovation will come through acquisitions of smaller in-line products that we can grow dramatically though our infrastructure and commercial processes as well as smart and focused life cycle management projects. Past examples of acquiring innovation include: CeraVe, Atralin, Wellbutrin XL, Lacrisert and Acanya, in the U.S., Dr. Renaud and Vital Science in Canada, DermaTech and Dr. Lewinns in Australia, EMO-FARM in Central Europe, Delta and Bunker in Brazil, and Tecnofarma in Mexico.
Given our new corporate structure and Barbados subsidiary, our returns on these types of investments will only be enhanced.
We will operate a low cost operating model in all we do. In essence, we will continue to apply a low margin operating mindset to a high margin business. We will take pride in our frugality, our ability to make quick decisions based on internal resources, our willingness to all wear different hats at different times. And in return, we will pay above average compensation for superior performance and beyond average shareholder returns.
I recognize that many of you did not sign up for either this strategy or operating philosophy. And many of you may choose not to continue to work for the new Valeant. I understand and respect that decision. For those of you who do continue with the new Valeant, I suspect that most of you will grow more as a professional over the next few years than you have at any previous time in your careers.
2. Organizational Design and Philosophy
To support our strategy, the new Valeant will employ a decentralized organizational model. We will create ten operating units — U.S. Dermatology — Rx, U.S. Dermatology — OTC, U.S. Neurology / Other, U.S. Ophthalmology, Barbados, Canada, Mexico, Brazil, Europe, and Australia/New Zealand. Each will be led by a President / General Manager and he/she will in most cases have direct line responsibility for all critical functions: sales, marketing, business development, manufacturing, R&D, human resources, IT, legal, etc. Only finance, compliance, regulatory and pharmacovigilence will report centrally to ensure proper controls on the business. However, the CFO’s of each of these units will also be expected to be business partners of the operating units. Each of these operating units will be managed and held accountable for four key metrics:
1.	Constant currency growth

2.	Organic growth

3.	EBIT

4.	Cash flow from operations
Our corporate targets for each, and what I expect from each of our units, are:
1.	Constant currency growth >20%

2.	Organic growth >10%

3.	EBIT margin >35%

4.	Cash flow from operations — Annual target
While not all units will exceed each metric every year, we expect the portfolio of businesses to deliver in aggregate.
Each of our Presidents / General Managers will also be expected to create a highly ethical environment for their employees. In the end, our primary mission as an organization is to serve the patients and consumers who use our products, the physicians who prescribe / recommend them and the customers who provide retail outlets for these products. Healthcare companies are held by society to the highest possible ethical standard — and they should be. Adhering to this extremely high ethical bar supersedes any financial or other objective.
To succeed, each of our units will need to do two things well: (1) Execute flawlessly in terms of developing, producing, marketing and selling their products and (2) Identify, negotiate and close value creating business development deals (working as appropriate with our new Barbados subsidiary) on behalf of the company. Again, our focus in our business development activities will be on in-line, or soon to be marketed products.
Consistent with the decentralized operating philosophy, our corporate center will be small, lean and focused on three things:
1.	Ensuring adequate controls to protect our shareholders and to ensure we are in compliance with all regulatory requirements

2.	Ensuring overall corporate financial objectives are met

3.	Actively managing all capital allocation decisions (e.g.: what business development deals we will or will not do)
In total, our corporate staff functions will number less than 80 people.
3. Decisions Made and Timing
Over the past several months, we have been working diligently to design and staff the new Valeant organization and to identify and begin to eliminate unnecessary non-FTE costs consistent with our new strategy and organizational approach.
3.1 New Executive Management Team
The new Executive Management Team or EMT will initially consist of:
Rajiv De Silva — President of Valeant and COO of Specialty Pharmaceuticals, Peggy Mulligan — Chief Financial Officer, and Mark Durham SVP of HR. In addition, I will be naming a new

General Legal Counsel in the next couple of weeks who, along with me, will complete the five person EMT. Peter Blott, Bhaskar Chaudhuri, Gilbert Godin, Greg Gubitz, Elisa Karlson, and Steve Min will not continue with the combined company.
Rajiv will have responsibility for all Specialty Pharmaceutical Operations, including: Canada, Australia, Aton, Dow Services, U.S. Neuro, Coria, Kinerase and Specialty R&D (Dow, Neuro and Aton) and North America manufacturing including Steinbach.
Tom Schlader will assume responsibilities for new Valeant Canadian Operations including Biovail’s commercial operations in Canada. He will also be responsible for our Canadian Manufacturing function with the exception of Steinbach. Our Canadian commercial operations will be headquartered in Montreal.
Rob Tessarolo, current head of Biovail’s Canadian business is considering other opportunities within the new Valeant. I thank Rob for his successful leadership of Biovail’s Canadian operation over the past 3 years.
Our branded generics businesses in Europe and Latin America will report directly to me.
Peggy Mulligan, who was previously announced, will have responsibilities for Finance, IT, Procurement and Facilities.
Our new General Counsel will assume responsibilities for all of the corporate legal teams.
Mark Durham will be responsible for corporate Human Resources including talent management, benefits, compensation and internal communications.
Barbados will continue to report to Bill Wells until I establish my residency in Barbados, at which time it will transfer to me.
3.2 New Organization
As part of the integration process, we have developed new organization charts for U.S. Operations, our Canadian business and all corporate functions. Over the next few weeks the new Executive Management Team will be working with me to populate these organization charts with employees from Biovail, Valeant, and when appropriate from outside the company. We expect to notify all employees of Biovail and Valeant of their individual employee status by October 15th.
I would like to thank all of our departing executives for their leadership and dedication and wish them well in the next phase of their professional lives. To the new executive team, I again offer my congratulations and best wishes.
3.3 Pipeline Decisions
Over the past couple of months, we have conducted an extensive R&D pipeline review across both companies. We have a number of recommendations that once finalized by the appropriate Boards, will be communicated to our partners. In the coming weeks, I will communicate these decisions both internally and to the investor community. For projects we plan to stop funding, we will look to maximize the value of these assets through partnerships and/or outright sales.
3.4 Severance Plans
Both the Canadian and U.S. Severance Plans have been finalized. The objective of these severance plans is to provide individuals with support during transition to alternative employment. This support consists of financial payments, benefits extension and career transition services. Our intention is to treat all departing employees with the support and respect they deserve.
Information about these plans will be forwarded to Canadian and U.S. employees via email over the next few days. Our intent is to inform all employees of their job status on or before October 15th.
3.5 Site Town Halls
During the week of September 6th, we will be hosting town halls at all Biovail and Valeant locations in North America (with the exception of Steinbach where I held a town hall last week). We will provide an overview of the information shared today and use this time to address your questions and concerns.
Details regarding the specific times and locations of town halls will be sent shortly to each site under a separate email.
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I appreciate that, as exciting as this new venture may be, change is difficult and some of this information may be unsettling — particularly with regard to appointments and terminations. It is not easy when friends and colleagues leave the business or when there is uncertainty regarding your individual roles. My objective with this announcement is to share with you, openly and honestly, what has transpired over the past couple of months and plans for the weeks ahead. I hope that this message has provided some clarity and guidance for each of you.
If you have questions please attend your site town hall. You can also speak with your local HR representative. Thank you for your continued support throughout this process.
Best regards,
Mike